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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              COSTILLA ENERGY, INC.


         Costilla Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a duly called meeting of the Board of Directors of Costilla Energy, Inc. (the "Board") on October 27, 1998 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of Costilla Energy, Inc. to increase the number of shares of authorized common stock of the Corporation from twenty million (20,000,000) shares to one hundred million (100,000,000) shares and declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The amendment to the Certificate of Incorporation amends Section 1 of Article IV of the Certificate of Incorporation in its entirety which now reads as follows:

                  SECTION 1. AUTHORIZED SHARES. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Three Million (103,000,000), of which (i) One Hundred Million (100,000,000) shall be common stock, par value $.10 per share; and (ii) Three Million (3,000,000) shall be preferred stock, par value $.10 per share.

                  The preferred stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. Upon adoption of such resolution or resolutions, a Certificate of Designations shall be prepared and filed in accordance with the Act. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.

         SECOND: That thereafter, pursuant to a resolution by the Board, at a special meeting of the stockholders of the Corporation duly called by the Board and held on November 30, 1998, the stockholders of the Corporation approved said amendment.

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         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this Certificate has been executed by Michael J. Grella, President and Chief Executive Officer, and Bobby W. Page, Secretary, as of the 2nd day of December, 1998.



                                                /s/ Michael J. Grella
                                       ----------------------------------------
                                       MICHAEL J. GRELLA, President and
                                       Chief Executive Officer



ATTEST:


      /s/ Bobby W. Page
-----------------------------
BOBBY W. PAGE, Secretary


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